Exhibit 99.1

Hercules Expects to Increase Net Investment Income Through Continued Proactive Management of its Capital Structure

Anticipated Result in Annual Interest Expense Savings of $3.0 Million, or $0.04 EPS per annum

Partial Redemption of the Company’s 7.00% Senior Unsecured Notes due in September 2019 is Expected to be Accretive to Net Investment Income Per Share During 2016

Palo Alto, Calif., December 21, 2015 – Hercules Technology Growth Capital, Inc. (NYSE: HTGC)(“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced completion of the previously-announced redemption of $40.0 million of the $85.9 million in issued and outstanding aggregate principal amount of the Company’s 7.00% Senior Unsecured Notes due September 2019 (the “Notes”)1.

The partial redemption of the Notes will result in an annual interest expense savings of approximately $3.0 million, prior to a one-time non-cash expense in the fourth quarter of 2015, attributed to acceleration of unamortized original debt issuance costs of approximately $825,000, or $0.01 per share of additional expense during the quarter. Hercules may elect to complete additional redemptions of its 7.0% 2019 Notes throughout calendar year 2016, subject to market conditions and its anticipated liquidity position. The Company will provide notice for, and complete all, redemptions in compliance with the terms of the Indenture.

“We continue to be extremely proactive in the management of our overall capital structure as we work to continue to optimize the Company’s balance sheet, particularly as the interest rate environment changes,” stated Mark R. Harris, chief financial officer at Hercules. “As rising interest rates are expected to benefit our net investment income, we are also opportunistically taking steps to lower our cost of financing on the right side of the ledger. By actively managing our liquidity and balance sheet, we continue to further strengthen Hercules’ balance sheet and lower our cost of financing while also generating positive earnings growth to our investors, despite the one-time, non-cash expense of approximately $0.01 per share in Q4 2015. The partial retirement of our 7.00% 2019 Notes will become immediately accretive to earnings per share in 2016 and beyond. The strength of our platform and balance sheet continues to be one of Hercules’ competitive advantages and is a critical component to supporting our future growth objectives.”

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.6 billion to over 325 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

[1]	The Notes were issued pursuant to the indenture (the “Base Indenture”) dated as of March 6, 2012, between the Company and U.S. National Bank Association, as trustee, as supplemented by the second supplemental indenture dated as of September 24, 2012 (together with the Base Indenture, the “Indenture”).

In addition to the Notes which trade on the NYSE under the symbol “HTGY”, Hercules has two outstanding bond issuances of 7.00% Senior Notes due April 2019 and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the Securities and Exchange Commission. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com